                                                    Registration No. 333-45527
                                              Filed Pursuant to rule 424(b)(2)


PROSPECTUS SUPPLEMENT
(To Prospectus dated February 12, 1998)
March 26, 1998




                        A MAXIMUM OF 4,500,000 SHARES

                              LENNAR CORPORATION


                                 COMMON STOCK




        Lennar Corporation (the "Company") is offering to or through HSBC James Capel Canada, Inc., shares of the Company's Common Stock with an aggregate sale price not in excess of $120,000,000 at sale prices equal to 98% of the average of the high and low daily prices of the Common Stock on the New York Stock Exchange from time to time. See "Plan of Distribution." If HSBC resells shares it purchases from the Company, it may be deemed to be an underwiter with regard to the shares which it resells. The Company has agreed to indemnify HSBC against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       On March 24, 1998, the high and low prices of the Common Stock in composite trading reported on the New York Stock Exchange were $31.125 and $29.875 per share, respectively, and the average of those high and low prices was $30.50 per share. If the Company sold at that average price shares having a total sale price of $120,000,000, the Company would sell 3,934,426 shares of Common Stock. The actual number of shares which will be sold as a result of the offering to which this Prospectus Supplement relates will depend upon the total amount for which the Company elects to sell shares under the arrangement described under "Plan of Distribution" and the actual price at which the shares are sold. The Company will in no event sell more than 4,500,000 shares as a result of the offering to which this Prospectus Supplement relates.

                             ___________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ___________________

                               USE OF PROCEEDS

        The net proceeds from the sale of the Common Stock offered by this Prospectus Supplement will be added to the Company's working capital and used for general corporate purposes.


                             PLAN OF DISTRIBUTION

        HSBC James Capel Canada, Inc. has agreed to purchase from time to time Common Stock with a total sale price of up to $120,000,000. The Company will specify, prior to the beginning of a month, the maximum total sale price, and the minimum per share sale price, of the shares, if any, it will sell during that month. The maximum total sale price for a month will be allocated equally among some or all of the New York Stock Exchange trading days during the month. At the end of the month, the Company will sell shares to HSBC James Capel Canada, priced as though the Company had sold to HSBC James Capel Canada on each trading day (or each of a number of specified trading days) during the month, for a per share price equal to 98% of the average of the high and low prices of the Common Stock on that day in composite trading reported on the New York Stock Exchange, a number of shares with a total sale price equal to the portion of the maximum total sale price for the month allocated to a trading day, except that the number of shares with regard to a trading day on which the per share sale price would be less than the minimum specified by the Company will be zero. The minimum price element of the formula could cause the total amount for which the Company sells shares at the end of a month to be less than the maximum total sale price for the month specified by the Company.

                               LENNAR CORPORATION

                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                 DEBT SECURITIES
                                       AND
                                    WARRANTS
                               ___________________

         Lennar Corporation (the "Company") may from time to time offer its Common Stock, Preferred Stock (which may be issued in one or more series), depositary shares representing shares of Preferred Stock ("Depositary Shares"), Debt Securities (which may be issued in one or more series) or Warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (together "Securities") at an aggregate initial offering price which will not exceed $500,000,000. Securities may be offered from time to time in amounts, at prices and on terms which will be determined at the time of sale. Offerings may be of particular Securities or of units consisting of two or more types of Securities. The Company may sell Securities to or through underwriters, through agents or directly to purchasers.

         The terms of particular Securities offered by the Company will be described in a Prospectus Supplement which will accompany this Prospectus, and may be described in a term sheet which precedes the Prospectus Supplement. A Prospectus Supplement relating to a series of Preferred Stock will describe, to the extent applicable, its title, the maximum number of shares, the liquidation preference per share, dividend rights (which may be fixed or participating and may be cumulative or non-cumulative), voting rights, conversion rights, redemption provisions and sinking fund or purchase fund requirements, as well as any other material terms. A Prospectus Supplement relating to Depositary Shares will describe, to the extent applicable, the fractional share of Preferred Stock represented by each Depositary Share. A Prospectus Supplement relating to a series of Debt Securities will describe, to the extent applicable, its title, the maximum aggregate principal amount, its maturity, the interest rate (which may be fixed or variable), the currency of payment, the interest payment dates, conversion rights, redemption provisions and sinking fund or purchase fund requirements, as well as any other material terms. A Prospectus Supplement relating to an issue of Warrants will describe the Securities which can be purchased by exercise of the Warrants, the exercise price of the Warrants (which may be wholly or partly consideration other than cash) and the period during which the Warrants can be exercised, as well as any other material terms.

         Each Prospectus Supplement will also contain the names of the underwriters or agents, if any, through which the Securities to which it relates will be sold, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of those underwriters or agents, the initial public offering price, information about securities exchanges or automated quotation systems on which the Securities will be listed or traded and any other material information about the offering and sale of the Securities.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ___________________

                The date of this Prospectus is February 12, 1998

         NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT, AND NO PROSPECTUS SUPPLEMENT WILL, CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE OF SECURITIES WILL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CORRECT AT ANY TIME AFTER ITS DATE.

                               ___________________


                                TABLE OF CONTENTS

                                                                           Page

AVAILABLE INFORMATION ....................................................    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................    3

THE COMPANY ..............................................................    4

USE OF PROCEEDS ..........................................................    4

RATIO OF EARNINGS TO FIXED CHARGES .......................................    5

DESCRIPTION OF DEBT SECURITIES ...........................................    5

DESCRIPTION OF WARRANTS ..................................................    7

DESCRIPTION OF CAPITAL STOCK .............................................    8

DESCRIPTION OF DEPOSITARY SHARES .........................................    9

LEGAL MATTERS ............................................................   11

EXPERTS ..................................................................   11




                              AVAILABLE INFORMATION

         Lennar Corporation ("Lennar" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy statements and other information filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be inspected and copied at, or obtained from, the Commission or the New York Stock Exchange in the manner described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company is the surviving corporation of a merger of Lennar and Pacific Greystone Corporation ("Greystone") which became effective on October 31, 1997.

         The following documents previously filed by Greystone with the Commission under the File Number 1-11749 (unless otherwise indicated) are incorporated by reference in this Prospectus:

                  (a) Greystone's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by a Form 10-K/A dated September 26, 1997;

                  (b) Greystone's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1997, as amended by a Form 10-Q/A dated September 26, 1997, June 30, 1997, as amended by a Form 10-Q/A dated September 26, 1997, and September 30, 1997;

                  (c) Greystone's Current Report on Form 8-K, dated June 17,
         1997;

                  (d) Greystone's Registration Statement on Form S-4 under the Securities Act, File Number 333-35671; and

                  (e) the description of Greystone's common stock contained in Greystone's Registration Statement on Form 8-A, dated May 20, 1996.

         The following documents previously filed by Lennar with the Commission under the File Number 1-6643 are incorporated by reference in this Prospectus:

                  (a) Lennar's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 as amended by a Form 10-K/A dated September 26, 1997; and

                  (b) Lennar's Quarterly Reports on Form 10-Q for the quarters ended February 28, 1997, May 31, 1997 and August 31, 1997.

         The following documents previously filed by the Company with the Commission under the File Number 1-11749 are incorporated by reference in this
Prospectus:

                  (a) the Company's Report on Form 8-K filed on November 17, 1997; and

                  (b) the Company's Report on Form 8-K filed on December 18,
         1997.


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
         All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus will be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the dates they are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes the statement in the earlier document.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of the documents incorporated by reference in this Prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Director of Shareholder
Relations (Telephone: (305) 559-4000).


                                   THE COMPANY

         The Company is engaged in homebuilding and related activities, primarily in Florida, California, Texas, Arizona and Nevada. It is the surviving corporation of a merger between Lennar Corporation and Pacific Greystone Corporation, which became effective on October 31, 1997. Prior to October 31, 1997, Lennar also was engaged in real estate investment and management activities. However, on October 31, 1997, Lennar distributed to its stockholders all the shares of LNR Property Corporation, the parent of the group of Lennar subsidiaries which conducted real estate investment and management activities.

         Lennar Corporation and its predecessor had been building homes since 1954. The Company believes that since 1986, Lennar each year delivered more homes in Florida than any other homebuilder. Lennar had been building homes in Arizona since 1972. It began building homes in Texas in 1991 and in 1996 it entered the California homebuilding market. By the time of the merger, Lennar had constructed and sold over 130,000 homes.

         Through financial services subsidiaries, Lennar provided (and the Company continues to provide) conventional, FHA-insured and VA-guaranteed mortgage loans to buyers of Lennar's homes and others from offices in Florida, California, Arizona, Texas, North Carolina and Maryland. In 1996, loans to buyers of Lennar's homes represented approximately one-third of Lennar's $527 million of residential loan originations. Lennar also arranged and provided (and the Company continues to arrange and provide) title insurance for, and closing services to, buyers of its homes and others. During 1996, Lennar formed a subsidiary (which now is a subsidiary of the Company) to provide cable television, alarm monitoring and telephone services to residents of Lennar communities and possibly others.

         Greystone was a regional builder of high quality, single family homes primarily targeted to first-time and move-up homebuyers in infill and emerging markets located throughout northern and southern California, as well as in the Las Vegas and Phoenix areas. Greystone offered mortgage brokerage services exclusively to its customers in most of its markets. It did not originate, fund or service loans.


                                 USE OF PROCEEDS

         Except as may be set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of Securities will be applied by the Company for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions and other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratios of earnings to fixed charges for the nine months ended August 31, 1997 and for the years ended November 30, 1992 through 1996 (which are the historical amounts for Lennar before its merger with Pacific Greystone and before the distribution to its stockholders of the subsidiaries which conducted its real estate investment and management activities), were as follows:

                                           Nine Months Ended                     Years Ended November 30,
                                                                   ---------------------------------------------------
                                            August 31, 1997        1996        1995        1994       1993        1992
                                            ---------------        ----        ----        ----       ----        ----
Ratio of earnings to fixed charges(1)            3.2x              3.7x        3.7x        3.8x       3.3x        2.1x

Ratio of earnings to fixed charges               3.3x              3.9x        4.2x        4.9x       4.9x        3.4x
(excluding limited purpose finance
subsidiaries)(1)

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of changes in accounting principles plus "fixed charges." "Fixed charges" consist of interest on all indebtedness (neither the Company nor any of its subsidiaries has any material original issue discount or capitalized lease obligations).


         There was no Preferred Stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.


                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities will be issued under an Indenture (the "Indenture") dated as of December 31, 1997 between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is also available for inspection at the office of the Trustee. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Debenture included in the Indenture, as the case may be.

GENERAL

         The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Indenture does not limit the principal amount of Debt Securities that may be issued. The Debt Securities may be issued in one or more series. Specific terms of each series of Debt Securities will be contained in a supplemental indenture relating to that series. There will be Prospectus Supplements relating to particular series of Debt Securities. Each Prospectus Supplement will describe, as to the Debt Securities to which it relates: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of a series of Debt Securities which may be issued; (iii) the date or dates on which principal of the Debt Securities will be payable and the amount of principal which will be payable; (iv) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date and the record date for the interest payable on any payment date; (v) the currency or currencies in which principal, premium, if any, and interest, if any, will be paid; (vi) the place or places where principal, premium, if any, and interest, if any, on the Debt Securities will be payable and where Debt Securities which are in registered form can be presented for registration of transfer or exchange; (vii) any provisions regarding the right of the Company to redeem Debt Securities or of holders to require the Company to redeem Debt Securities; (viii) the right, if any, of holders of the Debt Securities to convert them into Common Stock or other Securities of the Company, including any provisions intended to prevent dilution of the conversion rights or otherwise;
(ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Debt Securities or a purchase fund which will be used to purchase Debt Securities; (x) any index or formula used to determine the required payments of principal, premium, if any, or interest; (xi) the percentage of the principal amount of the Debt Securities which is payable if maturity of the Debt Securities is accelerated because of a default; (xii) any special or modified Events of Default or covenants with respect to the Debt Securities; and (xiii) any other material terms of the Debt Securities.

         The Indenture does not contain any restrictions on the payment of dividends or the repurchase of securities of the Company or any financial covenants. However, supplemental indentures relating to particular series of Debt Securities may contain provisions of that type.

         Debt Securities may be issued at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to a Debt Security issued with original issue discount may be described in the Prospectus Supplement relating to that Debt Security.

         If the principal of, premium, if any, or interest with regard to any series of Debt Securities is payable in a foreign currency, any restrictions on conversion, tax consideration or other material restrictions with respect to that issue of Debt Securities will be described in the Prospectus Supplement relating to those Debt Securities.

FORM OF DEBT SECURITIES

         Debt Securities may be certificated or uncertificated and may be issued in registered form with or without coupons or in bearer form with coupons, if applicable.

         Debt Securities of a series may be evidenced by one or more global certificates, which will be in denominations equal to all or a portion of the aggregate principal amount of the Debt Securities of that series. The global certificates may be deposited with depositaries and may be subject to restrictions upon transfer or upon exchange for Debt Securities in individually certificated form.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default with respect to the Debt Securities of any series ("Series Debt") is defined in the Indenture as being a default in payment of the principal of or premium, if any, on any of the Series Debt; default for 30 days (or another period specified in a Supplemental Indenture, which may be no period) in payment of any installment of interest on the Series Debt; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture and certain events involving bankruptcy, insolvency or reorganization of the Company (Section 6.01). The Indenture provides that the Trustee may withhold notice to the holders of Series Debt of any default (except a default in payment of principal, premium, if any, or interest, if any, with respect to the Series Debt) if the Trustee considers it in the interest of the holders of the Series Debt to do so (Section 7.05).

         The Indenture provides that if any Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Series Debt then outstanding may declare the principal of and accrued interest, if any, on all the Series Debt to be due and payable immediately. However, if the Company cures all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Series Debt then outstanding (Section 6.02).


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
         The holders of a majority in principal amount of the Series Debt then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture (Section 6.05).

         Any additional Events of Default with respect to any series of Debt Securities, and any variations from the Events of Default described above, which apply to any series of Debt Securities, will be described in a Prospectus Supplement.

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, (a) with the consent of the holders of not less than a majority in principal amount of the Debt Securities at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities generally, and (b) with the consent of the holders of not less than a majority in principal amount of any Series Debt, to modify any supplemental indenture relating solely to that Series Debt or the rights of the holders of that Series Debt, except that no modification may (i) extend the fixed maturity of any Debt Securities, reduce the rate or extend the time for payment of interest on any Debt Securities, reduce the principal amount of any Debt Securities or premium, if any, on Debt Securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, change the currency in which any Debt Securities are payable or impair the right, if any, to convert any Debt Securities into Common Stock or other securities of the Company, without the consent of each holder of Debt Securities who will be affected, or (ii) reduce the percentage of Debt Securities or Series Debt required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding Debt Securities or of the Series Debt which will be affected (Section 9.02).

MERGERS AND OTHER TRANSACTIONS

         The Company may not consolidate with or merge into any other corporation, or transfer or lease its properties and assets substantially as an entirety to another person unless (i) the corporation formed by the consolidation or into which the Company is merged, or which acquires or leases the properties and assets of the Company substantially as an entirety, assumes by a supplemental indenture the Company's obligations with regard to outstanding Debt Securities and the other covenants of the Company under the Indenture, and
(ii) immediately after giving effect to the transaction no Event of Default, and no event which would become an Event of Default, will have occurred and be continuing.

CONCERNING THE TRUSTEE

         The First National Bank of Chicago, the Trustee under the Indenture, provides, and may continue to provide, banking services to the Company in the ordinary course of its business.

GOVERNING LAW

         The Indenture, each Supplemental Indenture, and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York (Section 12.09).


                             DESCRIPTION OF WARRANTS

         Each issue of Warrants will be the subject of an agreement (a "Warrant Agreement") which will contain the terms of the Warrants. There will be a Prospectus Supplement with regard to each issue of Warrants. Each Prospectus Supplement will describe, as to the Warrants to which it relates: (i) the securities which may be purchased by exercising the Warrants (which may be Common Stock, Preferred Stock, Debt Securities,

Depositary Shares or units consisting of two or more of those types of Securities); (ii) the exercise price of the Warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration); (iii) the period during which the Warrants may be exercised;
(iv) any provision adjusting the Securities which may be purchased on exercise of the Warrants and the exercise price of the Warrants in order to prevent dilution or otherwise; (v) the place or places where Warrants can be presented for exercise or for registration of transfer or exchange; and (vi) any other material terms of the Warrants.


                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock is 100,000,000 shares of Common Stock, $.10 par value, 30,000,000 shares of Class B Common Stock, $.10 par value, and 500,000 shares of Preferred Stock, $10 par value. At November 30, 1997, 43,227,081 shares of Common Stock and 9,936,631 shares of Class B Common Stock were outstanding.

PREFERRED STOCK

         The Preferred Stock may be issued in series with any rights and preferences which may be authorized by the Company's Board of Directors. There will be Prospectus Supplements relating to particular series of Preferred Stock. Each Prospectus Supplement will describe, as to the Preferred Stock to which it relates: (i) the title of the Preferred Stock; (ii) any limit upon the number of shares of the series of Preferred Stock which may be issued; (iii) the preference, if any, to which holders of the series of Preferred Stock will be entitled upon liquidation of the Company; (iv) the date or dates on which the Company will be required or permitted to redeem the Preferred Stock; (v) the terms, if any, on which the Company or holders of the Preferred Stock will have the option to cause the Preferred Stock to be redeemed; (vi) the voting rights of the holders of the Preferred Stock; (vii) the dividends, if any, which will be payable with regard to the series of Preferred Stock (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);
(viii) the right, if any, of holders of the Preferred Stock to convert it into another class of stock or Securities of the Company, including provisions intended to prevent dilution of those conversion rights; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Preferred Stock or a purchase fund which will be used to purchase Preferred Stock; and (x) any other material terms of the Preferred Stock. Holders of shares of Preferred Stock do not have preemptive rights.

COMMON STOCK

         All the outstanding shares of Common Stock are fully paid and nonassessable and entitled to participate equally and ratably in dividends and in distributions available for the Common Stock on liquidation. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of Common Stock are not entitled to cumulative votes in the election of Directors.

         The transfer agent and registrar for the Common Stock is Boston Equiserve L.P., Canton, Massachusetts.

CLASS B COMMON STOCK

         The Class B Common Stock is identical in every respect with the Common Stock, except that (a) each share of Class B Common Stock is entitled to ten votes on each matter submitted to the vote of the common stockholders, while each share of Common Stock is entitled to only one vote on each matter submitted to the vote of the common stockholders, (b) the cash dividends, if any, paid with regard to the Class B Common Stock in a year cannot be more than 90% of the cash dividends, if any, paid with regard to the Common Stock in that year, (c) Class B Common Stock cannot be transferred, except to a limited group of Permitted Transferees (primarily close relatives of the Class B stockholder, fiduciaries for the Class B stockholder or for close


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relatives, and entities of which the Class B stockholder or close relatives are majority owners), (d) Class B Common Stock may at any time be converted into Common Stock, but Common Stock may not be converted into Class B Common Stock,
(e) amendments to provisions of the Company's Certificate of Incorporation relating to the Common Stock or the Class B Common Stock require the approval of a majority of the shares of Common Stock which are voted with regard to them (as well as a majority in voting power of all the outstanding Common Stock and Class B Common Stock combined), and (f) under Delaware law, certain matters affecting the rights of holders of Class B Common Stock may require approval of the holders of the Class B Common Stock voting as a separate class.

         Leonard Miller, the Chairman of the Board of the Company, currently owns, through two limited partnerships of which a corporation wholly-owned by him is the sole general partner, 9,897,930 shares of Class B Common Stock, which is 99.6% of the outstanding Class B Common Stock and 18.6% of the outstanding common stock of both classes. Mr. Miller's Class B Common Stock gives him 69.4% of the total votes which can be cast by the holders of both classes of Common Stock. Even if Mr. Miller converted 4,581,558 shares of Class B Common Stock into Common Stock and sold that Common Stock, thereby reducing his holdings to 10% of the total common stock of both classes, Mr. Miller would be entitled to cast more than 50% of the votes. Mr. Miller has no current intention to convert any Class B Common Stock into Common Stock, or to sell any Common Stock, although, unless otherwise stated in a particular Prospectus Supplement under "Underwriting," he would be free to do so at any time.

         The existence of Class B Common Stock, which has substantially greater voting rights than the Common Stock, probably would have the effect of discouraging non-negotiated tender offers and other types of non-negotiated takeovers, if any were contemplated. Mr. Miller's ownership of Class B Common Stock would make it impossible for anyone to acquire shares which have voting control of the Company as long as Mr. Miller's Class B Common Stock represents at least 9.6% of the combined common stock of both classes and the total outstanding Class B Common Stock is at least 10% of the combined common stock of both classes (if at any time the outstanding shares of Class B Common Stock are less than 10% of the outstanding shares of both classes of common stock taken together, the Class B Common Stock will automatically be converted into Common Stock). However, because Mr. Miller owns 99.6% of the outstanding Class B Common Stock, at the current level of outstanding Common Stock, in order for the Class B Common Stock to be at least 10% of the outstanding shares of both classes of common stock, Mr. Miller's Class B Common Stock would be at least 9.93% of the common stock of both classes.


                        DESCRIPTION OF DEPOSITARY SHARES

         The Company may issue receipts ("Depositary Receipts") representing fractional interests in shares of particular series of Preferred Stock ("Depositary Shares"). The Company will deposit the Preferred Stock of a series which is the subject of Depositary Shares with a Depositary, which will hold that Preferred Stock for the benefit of the holders of the Depositary Shares, in accordance with a Deposit Agreement between the Company and the Depositary. The holders of Depositary Shares will be entitled to all the rights and preferences of the series of Preferred Stock to which the Depositary Shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that Preferred Stock.

         While the Deposit Agreement relating to a particular series of Preferred Stock may have provisions applicable solely to that series of Preferred Stock, all Deposit Agreements relating to Preferred Stock issued by the Company will include the following provisions:

         Dividends and Other Distributions. Each time the Company pays a cash dividend or makes any other type of cash distribution with regard to Preferred Stock of a series, the Depositary will distribute to the holder of record of each Depositary Share relating to that series of Preferred Stock an amount equal to the total dividend or other distribution received by the Depositary on the Preferred Stock of the series held by it divided


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by the total number of outstanding Depositary Shares relating to the series
(which will be the same fraction of the dividend or other distribution paid per share of Preferred Stock that each Depositary Share is of a share of Preferred Stock). If there is a distribution of property other than cash, the Depositary either will distribute the property to the record holders of Depositary Shares in proportion to the Depositary Shares held by each of them, or the Depositary will, with the approval of the Company, sell the property and distribute the net proceeds from the sale to the record holders of the Depositary Shares in proportion to the Depositary Shares held by them.

         Withdrawal of Preferred Stock. A holder of Depositary Shares will be entitled to receive, upon surrender of Depositary Receipts representing Depositary Shares, the number of whole or fractional shares of the applicable series of Preferred Stock, and any money or other property, to which the Depositary Shares relate.

         Redemption of Depositary Shares. Whenever the Company redeems shares of Preferred Stock held by a Depositary, the Depositary will be required to redeem, on the same redemption date, Depositary Shares constituting, in total, the number of shares of Preferred Stock held by the Depositary which are redeemed, subject to the Depositary's receiving the redemption price of those shares of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata or by another method determined by the Company to be equitable.

         Voting. Any time the Company sends the holders of a series of Preferred Stock to which Depositary Shares relate a notice of meeting or other materials relating to a meeting of the holders of that series of Preferred Stock, the Company will provide the Depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable Depositary Shares on the record date for the meeting, and the Depositary will send those materials to the holders of record of the Depositary Shares on that record date. The Depositary will solicit voting instructions from holders of Depositary Shares and will vote or not vote the Preferred Stock to which the Depositary Shares relate in accordance with those instructions.

         Liquidation Preference. Upon liquidation, dissolution or winding up of the Company, the holder of each Depositary Share will be entitled to a fraction of the sum distributed to the holder of a share of the applicable series of Preferred Stock equal to the fraction of a share of that Preferred Stock represented by the Depositary Share.

         Conversion. If shares of a series of Preferred Stock are convertible into Common Stock or other securities or property of the Company, holders of Depositary Shares relating to that series of Preferred Stock will, if they surrender Depositary Receipts representing Depositary Shares and appropriate instructions to convert them, receive the shares of Common Stock or other securities or property into which the number of shares (or fractions of shares) of Preferred Stock to which the Depositary Shares relate could at the time be converted.

         Amendment and Termination of a Deposit Agreement. A Deposit Agreement may be amended by the Company and the Depositary, except that an amendment which materially and adversely affects the rights of holders of Depositary Shares or would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock to which they relate, must be approved by holders of at least two-thirds of the outstanding Depositary Shares. No amendment will impair the right of a holder of Depositary Shares to surrender the Depositary Receipts evidencing those Depositary Shares and receive the Preferred Stock to which they relate, except as required to comply with law. A Deposit Agreement may be terminated by the Company with the consent of holders of a majority of the Depositary Shares to which it relates. Upon termination of a Deposit Agreement, the Depositary will make the whole or fractional shares of Preferred Stock to which the Depositary Shares issued under the Deposit Agreement relate available to the holders of those Depositary Shares. A Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares to which it relates have been redeemed or converted or (ii) a final distribution upon liquidation, dissolution or winding up of the Company has been made to the holders of the Depositary Shares issued under the Deposit Agreement.


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         Miscellaneous. There will be provisions (i) requiring the Depositary to forward to holders of record of Depositary Shares any reports or communications from the Company which are received by the Depositary with respect to the Preferred Stock to which the Depositary Shares relate, (ii) regarding compensation of the Depositary, (iii) regarding resignation of the Depositary,
(iv) limiting the liability of the Company and the Depositary under the Deposit Agreement (usually to failure to act in good faith, gross negligence or wilful misconduct) and (v) indemnifying the Depositary against certain possible liabilities.


                                  LEGAL MATTERS

         The validity of the Securities offered by this Prospectus will be passed upon for the Company by Rogers & Wells, 200 Park Avenue, New York, New York 10166. If the validity of any Securities is also passed upon by counsel for the underwriters of an offering of those Securities, that counsel will be named in the Prospectus Supplement relating to that offering.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules of Lennar Corporation and subsidiaries incorporated by reference herein and elsewhere in the Registration Statement from Lennar's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, as amended by a Form 10-K/A dated September 26, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Pacific Greystone Corporation appearing in Pacific Greystone Corporation's Annual Report, as amended, (Form 10-K/A) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


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